                                                                    EXHIBIT 99.1

                  [LETTERHEAD OF SNYDER COMMUNICATIONS, INC.]


FOR IMMEDIATE RELEASE

Contact:
Snyder Communications, Inc.               Dewe Rogerson Inc.
Clay Perfall                              David Pasquale (Investors)
Chief Financial Officer                   Kathryn Corbett (Media)
(301) 571-6270                            (212) 688-6840


             SNYDER COMMUNICATIONS ACQUIRES ARNOLD COMMUNICATIONS
                   EXPANDS AND STRENGTHENS SCOPE OF SERVICES

(March 26, 1998, Bethesda, MD) Snyder Communications, Inc. (NYSE: SNC) announced today that it has acquired Arnold Communications, Inc. of Boston. The transaction, which will be accounted for as a pooling-of-interests, is expected to be accretive to 1998 and 1999 earnings per share.

Arnold is one of the largest independent integrated marketing communications firms in the United States. Arnold maintains full service offices in Boston, Richmond and Washington, D.C. and branch offices in 11 other cities.

Daniel M. Snyder, Chairman and Chief Executive Officer of Snyder Communications, commented, "The addition of Arnold to our family of companies is an important milestone in our drive to become the world's leading provider of fully integrated sales and marketing services to Fortune 500 companies. Arnold expands our capabilities to provide creative, advertising, direct and interactive marketing services and provides an excellent complement to the services currently performed by our Blau and Brann direct marketing business units. The opportunity for cross-selling of services between Arnold and Snyder Communications' other operating units is tremendous."

Arnold provides its clients with a broad range of sales and marketing services. Arnold's full service creative agency was recently named AdWeek's New England Agency of the Year for the third consecutive year. Arnold also provides its clients with direct marketing expertise through its Arnold Direct Division, new media services through its Arnold Interactive division and database management services through its Arnold Information Technology division. Arnold's clients include many blue-chip national brands, including Volkswagen of America, McDonald's, Bose, SAP Software, and Fleet Bank.

Mr. Snyder continued, "We were attracted to the quality of Arnold's management, client base and reputation. This combination will significantly expand and enhance the services that we can offer to our ever-expanding roster of world-class clients. Among other value-added service areas, Arnold will play a critical role in expanding our direct-to-patient consumer pharmaceutical marketing capabilities."

                                    -more-

Snyder Communications, Inc.                             Page 2


Snyder Communications, Inc. is a leading provider of fully integrated outsourced marketing solutions primarily for Fortune 500 size companies. Snyder identifies high-value consumer segments; designs and implements marketing programs to reach them; initiates and closes sales on behalf of its clients; and provides customer care and retention services. Snyder's resources include proprietary databases of targeted consumers and small businesses; database management services; medical detailing; proprietary product sampling programs and publications; marketing program consultants; field sales representatives; WallBoard(R) information displays; and direct mail and fulfillment capabilities. Snyder has over 6,800 employees and representatives in offices throughout the United States, the United Kingdom, Ireland and Hungary.

                                      ###